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                 March 12, 2021

       John Pence
       Chief Financial Officer
       Asure Software, Inc.
       3700 N. Capital of Texas Hwy #350
       Austin, Texas 78746

                                                        Re: Asure Software,
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed March 11,
2021
                                                            File No. 333-254140

       Dear Mr. Pence:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo,
       Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Katheryn A. Gettman,
Esq.